Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Ruth’s Hospitality Group, Inc.:

We consent to the incorporation by reference in the registration statements on Form S-3 (No. 333-171485) and on Form S-8 (No. 333-127681) of Ruth’s Hospitality Group, Inc. of our reports dated March 4, 2011, with respect to the consolidated balance sheets of Ruth’s Hospitality Group, Inc. and subsidiaries as of December 27, 2009 and December 26, 2010, and the related consolidated statements of income (loss), stockholders’ equity (deficit) and cash flows for the fifty-two weeks ended December 28, 2008, December 27, 2009 and December 26, 2010, and the effectiveness of internal control over financial reporting as of December 26, 2010, which reports appear in the December 26, 2010 annual report on Form 10-K of Ruth’s Hospitality Group, Inc.

/s/ KPMG LLP

Orlando, Florida

March 4, 2011

Certified Public Accountants